Exhibit 5.1

[LATHAM & WATKINS LLP LETTERHEAD]

December 18, 2007

Basin Water, Inc.

8731 Prestige Court

Rancho Cucamonga, CA 91730

Re: Registration Statement on Form S-3; 462,746 Shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to Basin Water, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale under the Securities Act of 1933, as amended (the “Act”), of 462,746 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company issued in connection with the acquisition of Mobile Process Technology, Co. by the Company. The Shares are included in a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on December 18, 2007 (the “Registration Statement”) covering certain resales of the Shares by the selling stockholders named in the Registration Statement. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and the Shares are validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP